Exhibit 10.8.III

Restricted Stock Agreement	Bluestem Brands, Inc.
Non-Employee Director	ID: 61-1425164 6509 Flying Cloud Drive Eden Prairie, MN 55344

%%FIRST_NAME%-% %%MIDDLE_NAME%-%	Grant Number:	%%OPTION_NUMBER%-%
%%LAST_NAME%-%	Plan:	%%EQUITY_PLAN%-%
%%ADDRESS_LINE1%-%	ID:	%%EMPLOYEE_IDENTIFIER%-%
%%ADDRESS_LINE2%-%
%%CITY%-%, %%STATE%-% %%COUNTRY%-%
%%ZIPCODE%-%

Bluestem Brands, Inc. (the “Company”) grants you an award of %%TOTAL_SHARES_GRANTED, ‘999,999,999’%-% shares of the Company’s common stock (the “Restricted Shares”). These shares are restricted until the vesting date(s) shown below. This award is subject to the terms and conditions of the Company’s 2011 Long-Term Incentive Plan (the “Plan”).

Date of Grant:	%%OPTION_DATE,‘MM/DD/YYY’%-%
Total Number of Shares Granted:	%%TOTAL_SHARES_GRANTED,‘999,999,999’%-%
Current Total Value of Grant:	%%MARKET_VALUE,‘$999,999,999.99’%-%
This award will vest in increments on the dates shown below:

Shares	Vesting Date
%%SHARES_PERIOD1,‘999,999,999’%-%	%%VEST_DATE_PERIOD 1, ‘MM/DD/YYY’%-%
%%SHARES_PERIOD2,‘999,999,999’%-%	%%VEST_DATE_PERIOD 2, ‘MM/DD/YYY’%-%
%%SHARES_PERIOD3,‘999,999,999’%-%	%%VEST_DATE_PERIOD 3, ‘MM/DD/YYY’%-%
%%SHARES_PERIOD4,‘999,999,999’%-%	%%VEST_DATE_PERIOD 4, ‘MM/DD/YYY’%-%
By your acceptance of this grant, you agree to all of the terms and conditions contained in this Agreement (consisting of this cover page and the Terms and Conditions on the following pages) and in the Plan document, a copy of which has been provided to you online. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your grant. You also acknowledge that you have reviewed the copy of the Plan’s Information Statement made available to you online.

Bluestem Brands, Inc.
2011 Long-Term Incentive Plan
Non-Employee Director
Restricted Stock Award Terms and Conditions
Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.
1.	Date of Grant. The grant of the Restricted Shares to you (the “Award”) is effective as of the Date of Grant specified on the cover page of this Agreement.

2.	Delivery of Restricted Shares. As soon as practicable after the Date of Grant, the Company shall cause the Restricted Shares to be evidenced by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name. Until the Restricted Shares vest as provided in Section 4 of this Agreement, any such stock certificate shall be held by the Company or its designee and bear an appropriate legend referring to the restricted nature of the Restricted Shares evidenced thereby. You must sign and deliver to the Company or its designee an assignment separate from the certificate, in blank, which will be held by the Company or its designee until the Restricted Shares evidenced by the certificate vest. Any Restricted Shares evidenced by a book-entry shall be subject to transfer restrictions and accompanied by a similar legend.

3.	Applicable Restrictions.

(a) Beginning on the Date of Grant, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares, including the right to vote and receive regular cash dividends on such Shares, except as follows (the “Restrictions”):
(i)	other than regular cash dividends, distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Paragraph 3(c);

(ii)	none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of before they vest other than by will or the laws of descent and distribution; and

(iii)	all or a portion of the Restricted Shares may be forfeited in accordance with Section 6.
(b) Any attempt to dispose of Restricted Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c) If the Company declares and pays a distribution on its common stock other than a regular cash dividend, the Company shall retain custody of all such distributions made or declared with respect to any unvested Restricted Shares. The Company shall not be required to segregate any such retained distributions. At the time Restricted Shares vest, the Company shall pay to you (without interest) the portion of such retained distributions that relate to the Restricted Shares that vest.

4.	Vesting Schedule. The Restrictions will lapse and the Restricted Shares will vest and become non-forfeitable, in the amounts and on the dates specified in the vesting schedule on the cover page of this Agreement, so long as your Service to the Company and its Affiliates has not previously ended. The vesting of some or all of the Restricted Shares may be accelerated under certain circumstances in connection with your termination of Service, as described in Section 6 below, and in connection with certain transactions involving the Company, as described in Section 8 below.

5.	Release of Unrestricted Shares. Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares have been satisfied, it shall release to you the unrestricted Shares, as evidenced by issuance of a stock certificate or certificates without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6.	Termination of Service. Except as otherwise be provided in this Section, if your Service to the Company is terminated before all of the Restricted Shares have vested, you will immediately forfeit all unvested Restricted Shares, which shall be returned to the Company. If, however, your Service to the Company terminates due to your death or Disability, this Award shall become fully vested and the Restrictions shall correspondingly lapse upon such termination.

7.	83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Date of Grant the Fair Market Value of the Restricted Shares as of the Date of Grant. You shall promptly provide a copy of such election to the Company.

8.	Change in Control. If a Change in Control occurs while you continue to provide Service to the Company and before this Award is fully vested, this Award shall become fully vested and the Restrictions shall correspondingly lapse immediately prior to the effective time of the Change in Control if (i) this Award will not be continued, assumed or replaced after or in connection with the Change in Control, or (ii) your Service to the Company is terminated upon such Change in Control.

9.	Governing Plan Document. This Award and Agreement are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

11.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns , and on the successors and assigns of the Company.

12.	Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company, and the Company may terminate your Service at any time in any manner provided by law and may otherwise deal with you without regard to the effect it may have upon you under this Agreement.
By accepting this Award and Agreement, you agree to all the terms contained in this Agreement and in the Plan document.

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